INCORPORATED UNDER THE CANADA BUSINESS CORPORATIONS ACT

No. C1CP-	CLASS 1 CONVERTIBLE PREFERRED SHARES
MITEL NETWORKS CORPORATION
     THIS IS TO CERTIFY THAT            .
is the registered holder of
CLASS 1 CONVERTIBLE PREFERRED SHARES of
MITEL NETWORKS CORPORATION
The class or series of shares represented by this Certificate has rights, privileges, restrictions or conditions attached thereto and the Corporation will furnish to the holder, on demand and without charge, a full copy of the text of:
(i)	the rights, privileges, restrictions and conditions attached to the said shares and to each class authorized to be issued and to each series insofar as the same have been fixed by the directors; and

(ii)	the authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series, if applicable.
RESTRICTIONS ON TRANSFER. There are restrictions on the right to transfer the shares represented by this Certificate.
IN WITNESS OF WHICH the Corporation has caused this Certificate to be signed by its duly authorized officers
this            day of August, 2007.

President	Assistant Corporate Secretary

Unless permitted under Canadian securities legislation, the holder of the securities represented hereby and the securities issuable upon exercise hereof shall not trade such securities before the date that is four months and a day after the later of (i) August       , 2007, and (ii) the date the Corporation became a reporting issuer in any province or territory.
The securities represented hereby and the securities issuable upon the exercise hereof have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The holder hereof, by purchasing such securities, agrees for the benefit of Mitel Networks Corporation (the “Corporation”) that such securities may be offered, sold, pledged or otherwise transferred only (a) pursuant to an effective registration statement under the Securities Act; (b) to the Corporation; (c) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act and in compliance with local laws; or (d) within the United States (1) in accordance with an exemption from registration under the Securities Act, such as that provided by (i) Rule 144 or (ii) Rule 144A thereunder, if available, and in compliance with any applicable state securities laws or (2) in a transaction that does not require registration under the Securities Act or applicable state securities laws, and the seller shall, in the case of transfers pursuant to D(1)(1) or D(2) above, be required to furnish to the Corporation an opinion to such effect from counsel of recognized standing reasonably satisfactory to the Corporation prior to such offer, sale or transfer.
Subject to the expiration of the period described in the first paragraph of this legend, and provided that the Corporation is a “foreign issuer” within the meaning of Regulation S of the Securities Act, a new certificate, bearing no legend may be obtained from the registrar and transfer agent for these securities (the “Transfer Agent”) upon delivery of this certificate and a duly executed declaration, in a form satisfactory to the Transfer Agent and the Corporation, to the effect that the sale of the securities represented hereby is being made in compliance with Rule 904 of Regulation S under the Securities Act, the Transfer Agent may also require an opinion of counsel in connection with any offer, sale, pledge or transfer of the securities by the holder hereof.”
The securities represented by this share certificate are subject to certain restrictions with respect to the voting and the transfer of such securities set forth in a shareholders agreement dated as of August 16, 2007 by and among the issuer of such securities and the registered holder of this share certificate (or such holder’s predecessor-in-interest) and certain others. A copy of such shareholders agreement is on file and may be inspected by the registered holder of this certificate at the registered office of the issuer.
For Value Received, the undersigned hereby assigns and transfers unto
Class 1 Convertible Preferred        shares
represented by this Certificate.
Dated
     In the presence of

NOTICE THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.